Exhibit 99.1

Anika Therapeutics Reports Strong Revenue Growth for First Quarter 2008

Revenues Rise 39%, with Gains Across All Product Lines

Joint Health Revenues Increase by 56% on Strong Domestic and European Sales

BEDFORD, Mass.--(BUSINESS WIRE)--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair based on hyaluronic acid (“HA”) technology, today reported strong revenue growth for the quarter ending March 31, 2008. Each of the company’s product lines experienced double-digit revenue increases during the quarter. Anika continued to strengthen its global position in joint health therapies with well-received initial response in Europe of ORTHOVISC®Mini, its new HA osteoarthritis treatment specifically targeted for smaller joints, and progress on a key U.S. clinical study of its single-injection osteoarthritis product, MONOVISC™, for the relief of knee pain.

Revenue

Anika’s product revenue increased by 46% to $7,868,000 for the first quarter of 2008, compared with $5,374,000 in the same period last year. The increase in product revenue for the quarter was primarily attributable to strong domestic and international sales of the Company’s ORTHOVISC® product line, as well as double digit gains from its line of ophthalmic surgery and equine osteoarthritis products.

Total revenue for the first quarter of 2008 was $8,549,000, compared with $6,138,000 in the first quarter of 2007, an increase of 39%.

Product Gross Margin

Product gross margin for the first quarter of 2008 increased to 59% from 54% in last year's first quarter. The improvement in gross margins was due primarily to unit growth and strong domestic and international ORTHOVISC sales.

Other Operating Expenses

Research and development expense increased 78% to $1,508,000 compared to the same period last year, primarily due to clinical trials in the U.S. and Europe for MONOVISC, scale-up activities for MONOVISC in anticipation of a mid-year launch in Europe, and development activities in joint health and ELEVESS line extensions. The increased activity was led by senior management team additions in regulatory and clinical affairs, and in R&D.

Selling, general and administrative expense increased 95% to $3,069,000 compared to the same period last year, primarily due to increased headcount and marketing expenses in connection with new products in our joint health and aesthetic franchises; costs at the Bedford facility which commenced on May 1, 2007 and thus weren’t a factor in Q1 2007; and increased professional fees related to strategic projects, corporate governance, and shareholder protection matters.

Net Income

Net income for the first quarter of 2008 was $618,000 or $0.05 per diluted share, compared with $1,201,000, or $0.11 per diluted share, for the same period last year. The decrease in net income in the first quarter was due to higher operating expenses as outlined above, as well as lower net interest income due to a general decline in interest rates, our move last summer to U.S. Treasury securities, and fewer dollars invested due to our facility project.

Other

Anika’s cash, cash equivalents and short-term investments at March 31, 2008 were $38,953,000 compared with $39,406,000 at December 31, 2007. This decrease reflects the Company’s investment in its new Bedford, Massachusetts facility to increase capacity, and upgrade its new product development capabilities. In February 2008, the Company borrowed $4,000,000 in connection with its Bedford facility build-out, and it expects to borrow a total of up to $16,000,000 by the time the build-out is completed.

Management Commentary

“This has been an exciting and productive start to the year for Anika,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer. “Each of our product lines performed well during the first quarter, with revenue for our flagship joint health product line, ORTHOVISC, up by 56 percent compared with the first quarter of 2007. During the quarter, we made continued progress in our search for a distribution partner for ELEVESS, our HA-based soft-tissue filler for facial wrinkles and scar remediation that incorporates lidocaine,” continued Sherwood. “We are in the advanced stages of discussions with several highly qualified potential partners that have started formal due diligence efforts. We also are continuing with our U.S. outreach program targeting key opinion leaders in the dermatology community. They report that ELEVESS is easy to use and has been very well received by patients in terms of procedure comfort and outcome. We expect we will be able to begin launching ELEVESS by mid-year.

“We also began enrolling patients in a pivotal trial in the U.S. of MONOVISC for the relief of knee pain,” said Sherwood. “MONOVISC is our new single-injection osteoarthritis treatment based on Anika’s proprietary cross-linking technology and we are looking toward a mid-year introduction in Europe of this important new product with key product champions at the European Society of Sports Traumatology, Knee Surgery and Arthroscopy (ESSKA) 2000 Congress in Portugal next month.

“Our focus at Anika remains on long term growth, making the investments needed to leverage our industry-leading HA technology into new products,” concluded Sherwood.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook on Thursday, May 1, 2008, at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 888-680-0869 (International callers dial 617-213-4854) and use the passcode 74292651. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com. The call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products include ORTHOVISC®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; the ELEVESS™ family of aesthetic dermatology products for facial wrinkles, scar remediation and lip augmentation; AMVISC®, AMVISC® Plus, STAARVISC™-II and Shellgel™ injectable viscoelastic HA products for ophthalmic surgery; INCERT®, an HA-based anti-adhesive for surgical applications; ORTHOVISC® Mini a treatment for osteoarthritis targeting small joints and available in Europe; MONOVISC™ a single-injection osteoarthritis product based on our proprietary cross-linking technology and scheduled to launch in Europe mid-year 2008; and next generation products for joint health and aesthetic dermatology based on the Company’s proprietary, chemically modified HA.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include: (i) the company's expectations regarding its cosmetic dermatology product, ELEVESS™, including statements regarding progress towards signing a license agreement with a potential distribution partner; (ii) product gross margin (iii) the company’s expectations concerning its MONOVISC product, (iv) statements concerning ORTHOVISC Mini, and (v) statements concerning revenue growth . These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company’s ability to license ELEVESS to a new distribution partner on terms favorable to the company, if at all, and the company’s ability to launch ELEVESS on a timely basis; (ii) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (iii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts including ELEVESS line extensions; (vi) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas (vi) future determinations by the company to allocate resources to products and in directions not presently contemplated or (vii) the company’s ability to launch MONOVISC in Europe, if at all. Any delay in receiving any regulatory approvals may adversely affect the company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the company's existing distributors (including its distributor in Turkey) or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC and MONOVISC, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the company's products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company's product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including non-reimbursement of ORTHOVISC in Turkey, could have a material adverse effect on our results of operations, or (viii) increased sales of the company's products, including HYVISC®, ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company's business and operations. There can be no assurance that the company will license ELEVESS to a new distribution partner on terms favorable to the company or at all. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the company's Annual Report on Form 10-K for the year ended December 31, 2007 as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Quarter Ended
	March 31,
	2008	2007
Product revenue	$7,867,529	$5,374,038
Licensing, milestone and contract revenue	681,250	764,008
Total revenue	8,548,779	6,138,046

Operating expenses:
Cost of product revenue	3,216,070	2,492,922
Research & development	1,508,340	847,341
Selling, general & administrative	3,068,616	1,575,050
Total operating expenses	7,793,026	4,915,313
Income from operations	755,753	1,222,733
Interest income, net	189,406	566,777
Income before income taxes	945,159	1,789,510
Provision for income taxes	327,601	588,733
Net income	$617,558	$1,200,777
Basic net income per share:
Net income	$0.06	$0.11
Basic weighted average common shares outstanding	11,225,282	10,878,448
Diluted net income per share:
Net income	$0.05	$0.11
Diluted weighted average common shares outstanding	11,612,720	11,281,322

Anika Therapeutics, Inc. and Subsidiary
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$38,953,354	$35,903,569
Short term investment	-	3,501,974
Accounts receivable, net	3,290,202	5,795,973
Inventories	5,368,833	4,390,118
Current portion deferred income taxes	1,657,007	1,657,007
Prepaid expenses and other receivables	961,836	1,194,081
Total current assets	50,231,232	52,442,722
Property and equipment, at cost	33,475,298	28,101,422
Less: accumulated depreciation	(9,082,143)	(8,731,706)
	24,393,155	19,369,716
Long-term deposits and other	598,052	433,081
Intangible asset, net	980,392	995,098
Deferred income taxes	6,362,069	6,256,067
Total Assets	$82,564,900	$79,496,684

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$1,564,308	$4,866,619
Accrued expenses	4,087,069	2,760,010
Deferred revenue, current	2,800,528	2,806,778
Income taxes payable	288,761	203,954
Other long-term liabilities	521,148	398,365
Long-term deferred revenue	12,825,000	13,500,001
Long-term debt	4,000,000	-
Total liabilities	26,086,814	24,535,727
Stockholders’ equity
Preferred stock	—	—
Common stock	113,023	112,233
Additional paid-in-capital	41,594,721	40,695,940
Retained earnings	14,770,342	14,152,784
Total stockholders’ equity	56,478,086	54,960,957
Total Liabilities and Stockholders’ Equity	$82,564,900	$79,496,684

Anika Therapeutics, Inc. and Subsidiary
Supplemental Financial Data -
(unaudited)

Product Gross Margin and Revenue by Product Line

	Quarter Ended
	March 31,
	2008	% Ttl*	2007	% Ttl*
Ophthalmic Products	$3,018,671	38%	$2,285,121	43%
ORTHOVISC	4,122,180	52%	2,643,297	49%
HYVISC	700,623	9%	428,925	8%
Others	26,055	0%	16,695	0%
	$7,867,529	100%	$5,374,038	100%

Product gross profit	$4,651,459		$2,881,116
Product gross margin	59%		54%

Product Revenue by Geography

	Quarter Ended
	March 31,
	2008	% Ttl*	2007	% Ttl*
Domestic	$6,154,111	78%	$4,217,681	78%
International	1,713,418	22%	1,156,357	22%
	$7,867,529	100%	$5,374,038	100%

* Column totals may not add to 100% due to rounding of individual lines.

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO